Exhibit 1.01

Armstrong World Industries, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2020

Armstrong World Industries, Inc. (“AWI”) is a Pennsylvania corporation incorporated in 1891.  We are a leading producer of ceiling systems for use in the construction and renovation of commercial and residential buildings. We design, manufacture and sell ceiling and wall systems (primarily mineral fiber, fiberglass wool, metal, wood, wood fiber, glass-reinforced gypsum and felt) throughout the Americas.

This Conflict Minerals Report (this “Report”) of AWI has been prepared pursuant to Rule 13p–1 (the “Rule”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the year ended December 31, 2020.  When we refer to “we,” “our” or “us” in this document, we are referring to AWI and its subsidiaries.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in Form SD are necessary to the functionality or production of those products.  The specified minerals at this time are columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (the “Conflict Minerals”).  The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo (the “DRC”) and countries that share an internationally recognized border with the DRC (the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola).  As described in this Report, certain of our operations manufacture, or contract to manufacture, products for which Conflict Minerals are necessary to the functionality or production of those products.

Description of the Products Covered by this Report

This Report relates to products manufactured or contracted to be manufactured by us in calendar year 2020 with respect to which: (i) Conflict Minerals are necessary to the functionality or production of that product, (ii) we have been unable to conclude that the Conflict Minerals are derived from scrap or recycled materials and (iii) we have been unable to conclude whether the Conflict Minerals originated in the Covered Countries.

These products, which are referred to in this Report as the “Covered Products,” are products that contain certain coatings, paint binders and pigments applied to, or within, our ceiling tile products.

RCOI and Due Diligence Process

We have conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals used in the Covered Products.  This good faith RCOI was designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources.  We also exercised due diligence on the source and chain of custody of the Conflict Minerals that might be from the Covered Countries.  Our due diligence procedures were based on the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).

Our due diligence process was designed to assist with the development of a responsible supply chain for minerals from conflict areas, as outlined in the OECD Guidance, and facilitate compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  The steps we have taken include, but are not limited to, the following:

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Formed a cross-functional team (the “Core team”) to design and implement a Conflict Minerals compliance plan, with members representing the following departments: Procurement, Corporate Controllers, Legal, and Internal Audit;

•	Formed a Steering Committee consisting of members from Senior Management to oversee activities performed by and findings of the Core team;
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Strengthened new supplier agreements by requiring suppliers to represent and warrant that any Conflict Minerals not from scrap or recycled material that are sold to or used in the manufacture of raw materials sold to AWI will not be from Covered Countries; and

•	Educated procurement staff members on the requirements of the Rule and the impact of the Rule on the Procurement department to aid with on-going risk assessment.

As part of our RCOI, we surveyed all of the suppliers from which we acquired Conflict Minerals used in the Covered Products using a variation of the Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative, which was founded by the Responsible Business Alliance, formerly the Electronic Industry Citizenship Coalition, and the Global e-Sustainability Initiative.  The survey was designed to enable us to assess whether the Conflict Minerals used in our Covered Products were from recycled or scrap sources or originated in the Covered Countries.  Our supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of the Conflict Minerals.  We do not purchase Conflict Minerals directly from mines, smelters, or refiners.  Accordingly, we must rely on our suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products. We believe that our suppliers and the smelters and refiners of the Conflict Minerals are best suited to identify the sources of Conflict Minerals, and we have taken steps to identify the smelters and refiners in our supply chain by obtaining or seeking to obtain information from our suppliers.

All supplier responses were reviewed in detail and, where the information provided by the supplier appeared to be outdated, incomplete, incorrect or not trustworthy, follow-up inquiries were made in an effort to obtain current, complete, correct and trustworthy information. Based on our in-house assessment, we concluded that 123 of more than 2,400 raw and sourced material suppliers provided materials that potentially contained Conflict Minerals that were not from scrap or recycled sources.  We surveyed all 123 suppliers and achieved a 62% response rate, with 89% of respondents reporting that the materials they sell to us do not contain Conflict Minerals. We received completed questionnaires from five of the 123 suppliers that said that the materials they sell to us contain Conflict Minerals.  These suppliers provided us with smelter lists. Three of these suppliers use smelters that are listed on the Conflict Free Sourcing Initiative’s conformant smelter list. None of the smelters listed by these suppliers are located in the Covered Countries.  Based on the location of the facilities used to process the Conflict Minerals, we have no reason to believe the source of the Conflict Minerals that are not from recycled or scrap sources are from a Covered Country although we can’t exclude that possibility.

Notwithstanding our efforts, we have been unable to obtain (1) evidence that the identified smelters that were not listed on the Conflict Free Sourcing Initiative’s conformant smelter list did not source their Conflict Minerals from a Covered Country and (2) information from the suppliers that did not provide to us completed questionnaires as to the names and locations of the smelters or other sources of the Conflict Minerals they used, and, therefore, we have been unable to determine the country of origin of the Conflict Minerals used in the affected Covered Products.

We intend to continue to engage with our suppliers to obtain complete, correct and trustworthy information about the supply chain and directly engage with those smelters and refiners identified by our suppliers to verify mineral sources (if necessary).  Additionally, we have adopted a company statement relating to the supply chain of minerals originating from conflict-affected areas so that we are able to comply with reporting requirements under the Rule.

This Report has not been subjected to an independent private sector audit because such an audit was not required.

Forward-Looking Statements

This Report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and such forward-looking statements involve risks and uncertainties.  These forward-looking statements include, but are not limited to, statements relating to the Company’s intention to enhance its efforts to obtain from its suppliers complete, correct and trustworthy information regarding the sources of the Conflict Minerals used in the Covered Products.  These statements are subject to various risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, political and regulatory developments in the Covered Countries, the United States or elsewhere, and whether industry organizations and initiatives remain effective as a source of external guidance and support to us in the conflict minerals compliance process.  Forward-looking statements are based on management’s current views, beliefs and expectations of future events based on certain assumptions.  Forward-looking statements are not guarantees of future performance.  We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect our future determinations under the Rule.